UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On April 25, 2006, Simpson Manufacturing Co., Inc. announced its first quarter 2006 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER EARNINGS

Dublin, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its first quarter 2006 net sales increased 17.1% to $215.7 million as compared to net sales of $184.2 million for the first quarter of 2005. Net income increased 53.5% to $25.2 million for the first quarter of 2006 as compared to net income of $16.4 million for the first quarter of 2005. Diluted net income per common share was $0.51 for the first quarter of 2006 as compared to $0.33 for the first quarter of 2005.

In the first quarter of 2006, sales growth occurred throughout North America. Sales were down in continental Europe and sales in the UK were flat for the quarter. The growth rates in the United States were highest in the southern, midwestern and western regions, not including California. Simpson Strong-Tie’s first quarter sales increased 17.2% over the same quarter last year, while Simpson Dura-Vent’s sales increased 15.5%. Contractor distributors were the fastest growing Simpson Strong-Tie sales channel while sales to homecenters were up only slightly. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Seismic  and high wind products and engineered wood products had the highest percentage growth rates in sales. Anchor systems sales also showed solid growth during the first quarter of 2006 compared to the first quarter in 2005. Sales of Simpson Strong-Tie’s Strong-Wall product line were up slightly as compared to the first quarter of 2005. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the first quarter of 2006. Sales of its gas vent products increased slightly. The Company believes that the sales increases in pellet vent and chimney products may be the result of the increased use of alternative fuel appliances due to higher natural gas prices. Direct-vent products, designed for use with natural gas burning appliances, decreased slightly compared to the first quarter of 2005.

Income from operations increased 52.4% from $26.4 million in the first quarter of 2005 to $40.3 million in the first quarter of 2006, while gross margins increased from 37.2% in the first quarter of 2005 to 39.8% in the first quarter of 2006. This increase in gross margins was primarily due to improved absorption of fixed overhead costs on higher sales. While first quarter 2006 gross margins increased relative to 2005, they have not returned to 2004 levels primarily due to increased material costs, mainly steel, which were at their highest in late 2004 and into 2005. The sales price increases that the Company put in place during 2005 have helped to increase gross margins but have not been sufficient to recover all of the cost increases. The Company’s raw material inventory changed little from December 31, 2005, while its in-process and finished goods inventory increased by 9.7% over the same period. The Company continues to believe that steel prices are likely to increase in the near term. If they continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could deteriorate.

Research and development and engineering expenses increased 27.1% from $4.0 million in the first quarter of 2005 to $5.1 million in the first quarter of 2006. This increase was primarily due to cash profit sharing, as a result of higher operating income. Selling expenses increased 10.0% from $15.9 million in the first quarter of 2005 to $17.5 million in the first quarter of 2006. The increase was driven primarily by a $1.1 million increase in expenses associated with sales and marketing personnel, including stock compensation charges and sales commissions. General and administrative expenses increased 3.8% from $22.3 million in the first quarter of 2005 to $23.1 million in the first quarter of 2006. The increase was primarily due to an increase in cost associated with administrative personnel of $2.5 million, including an increase in cash profit sharing of $1.1 million, as a result of increased operating profit, partially offset by decreases in amortization and insurance expenses. Interest income, net of interest expense, increased $0.8 million in the first quarter of 2006 as compared to the first quarter of 2005 primarily as a result of higher cash balances and higher interest rates. The tax rate was 38.5% in the first quarter of 2006, up slightly from 38.4% in the first quarter of 2005.

The Company’s largest customer accounted for 15.0% of net sales in the first quarter of 2006, as compared to 15.9% of net sales in the first quarter of 2005. This customer may endeavor to replace, in some or all markets, the Company’s products with lower-priced products supplied by others or may otherwise reduce its purchases of the Company’s products. The Company also might reduce its dependence on its largest customer by reducing or terminating sales to one or more of the customer’s subsidiaries. Any reduction in, or termination of, the Company’s sales to this customer would at least temporarily, and possibly longer, cause a material reduction in the Company’s net sales, income from operations and net income. A reduction in or elimination of the Company’s sales to its largest customer, or another of the Company’s larger customers, would increase the Company’s relative dependence on its remaining large customers.

In March 2006, the Company completed the purchase, for $5.0 million in cash, of the building in San Leandro, California, which it had been leasing from a related party. In April 2006, the Company’s Board of Directors declared a cash dividend of $0.08 per share. The record date for the cash dividend is July 6, 2006, and it will be paid on July 27, 2006.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, April 26, 2006, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2006 and 2005 (unaudited), are as follows:

	Three Months Ended March 31,

(Amounts in thousands, except per share data)	2006	2005

Net sales	$215,658	$184,216
Cost of sales	129,740	115,720

Gross profit	85,918	68,496

Research and development and engineering expenses	5,058	3,980
Selling expenses	17,458	15,878
General and administrative expenses	23,116	22,278
Gain on sale of assets	(2)	(74)

Income from operations	40,288	26,434
Income (loss) in equity method investment	(143)	73
Interest income, net	887	91

Income before taxes	41,032	26,598
Provision for income taxes	15,788	10,214
Minority interest	91	—

Net income	$25,153	$16,384

Net income per share:
Basic	$0.52	$0.34
Diluted	0.51	0.33
Cash dividend declared per common share	$0.08	$0.05
Weighted average shares outstanding:
Basic	48,378	47,974
Diluted	49,134	48,934
Other data:
Depreciation and amortization	$6,495	$6,489
Pre-tax stock compensation expense	1,840	1,680

The Company’s financial position as of March 31, 2006 and 2005, and December 31, 2005 (unaudited), is as follows:

	March 31,		December 31, 2005

(Amounts in thousands)	2006	2005

Cash and short-term investments	$129,575	$47,748	$131,203
Trade accounts receivable, net	125,041	110,607	101,621
Inventories	192,741	190,049	181,492
Other current assets	17,775	14,458	20,139

Total current assets	465,132	362,862	434,455
Property, plant and equipment, net	174,039	137,949	166,480
Goodwill	42,919	43,242	42,681
Other noncurrent assets	15,942	16,685	16,099

Total assets	$698,032	$560,738	$659,715

Trade accounts payable	$40,167	$35,138	$29,485
Current portion of long-term debt	1,069	1,715	2,186
Other current liabilities	65,666	42,719	60,288

Total current liabilities	106,902	79,572	91,959
Long-term debt	2,540	2,246	2,928
Other long-term liabilities	1,422	1,416	1,362
Minority interest in consolidated variable interest entities	2,128	—	5,337
Stockholders’ equity	585,040	477,504	558,129

Total liabilities and stockholders’ equity	$698,032	$560,738	$659,715

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

Item 9.01     Financial Statement and Exhibits

(d)     Exhibit  Press release dated April 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.

(Registrant)

DATE: April 25, 2006	By	/s/ Michael J. Herbert

Michael J. Herbert
Chief Financial Officer